Exhibit for N-SAR Item 771
Terms of new or amended securities.




Eagle Growth & Income Fund ("EGIF") issued three new classes of shares - Class I, Class R-3 and Class R-5 shares. A description of each class is incorporated by reference to EGIF's definitive prospectuses filed with the Securities and Exchange Commission in EDGAR filing type 497 on November 3, 2008
(0000898432-08-001111).